Exhibit 10.2

Summary of Proposed Terms and Conditions For

Senior Secured, Superpriority

Debtor-in-Possession Financing

Date: April 22, 2022

The following term sheet (the “Term Sheet”) represents a summary of certain terms and conditions by which Ault Alliance, Inc. (the “DIP Lender”) would be willing to consider entering into a Senior Secured Superpriority Debtor-in-Possession Postpetition Credit Facility with the Debtors (as defined below) in connection with the Debtors’ anticipated chapter 11 bankruptcy cases (the “Chapter 11 Cases”).

This Term Sheet is for discussion purposes only, and is not, and will not be deemed to be, a commitment, agreement, offer or assurance to provide or arrange any financing on these or any other terms and conditions unless and until (i) all conditions precedent set forth herein, including any modifications or supplements hereinafter requested by the DIP Lender, are satisfied or waived in the sole discretion of the DIP Lender, (ii) the DIP Lender agrees to and executes this Term Sheet in form and substance acceptable to the DIP Lender in its sole discretion, and (iii) a United States Bankruptcy Court (the “Bankruptcy Court”), in connection with the Chapter 11 Cases, authorizes and approves the DIP Facility on terms and conditions, including any modifications or supplements thereto, which are satisfactory to the DIP Lender in its sole discretion and pursuant to order(s) of the Bankruptcy Court in form and substance acceptable to the DIP Lender in its sole discretion.

Borrowers/Debtors	EYP, Inc., EYP Group Holdings, Inc., EYP Holdings, Inc., EYP Architecture & Engineering, P.C., EYP Architecture & Engineering of CT, Inc., EYP Architecture & Engineering of NJ, Inc., EYPAE, Inc., WHR Architecture, PC, and WHR Design, P.C. (collectively the “Debtors” and each a “Debtor”), as debtors and debtors in possession under title 11 of chapter 11 of the United States Code (the “Bankruptcy Code”).
DIP Lender	Ault Alliance, Inc.
DIP Facility

The DIP Lender shall extend to the Debtors as joint and several obligors a secured debtor-in-possession credit facility made available to the Debtors in a principal amount of up to $5,000,000 (the “DIP Facility”), comprised of new term loans made by, and other obligations owed to, the DIP Lender on, and from time to time after, the Closing Date (as defined herein) (such new loans and obligations, the “DIP Loans” and commitments with respect to such DIP Loans, the “DIP Commitments”) to be funded as set forth below under the heading “Availability and Draw Procedure”, subject to the entry of an interim order (the “Interim Order”) and final order (the “Final Order” and collectively with the Interim Order, the “DIP Orders”), as applicable, by the Bankruptcy Court approving the DIP Facility. All DIP Loans and other obligations outstanding under the DIP Facility shall become due and payable on the Maturity Date (as defined below).

As used herein, the terms Interim Order and Final Order mean an unstayed order in form and substance satisfactory to the DIP Lender in its sole discretion, entered upon an application or motion of the Debtors that is in form and substance satisfactory to the DIP Lender, which order: (i) authorizes the Debtors to enter into the transactions contemplated by this Term Sheet, including the authorization to borrow under the DIP Facility on the terms set forth herein, (ii) grants the superpriority claim status and senior priming and other liens contemplated in this Term Sheet, (iii) subject to entry of the Final DIP Order, contains provisions prohibiting claims against the collateral of the Prepetition Secured Party (as defined below) or the DIP Lender pursuant to 11 U.S.C. § 506(c), a waiver of any “equities of the case” exception under section 552(b) of the Bankruptcy Code, and a waiver of the equitable doctrine of marshalling (iv) approves payment by the Debtors of all of the fees and expenses provided for herein, and (v) shall not have been stayed, vacated, reversed or rescinded or, without the prior written consent of the DIP Lender in its sole discretion, amended or modified.

Availability and Draw Procedure

The DIP Facility shall be made available for the purposes set forth below under the heading “Use of DIP Loan Proceeds” (1) in a principal amount of up to $2.5 million on or after the first business day following entry of the Interim Order and satisfaction of the conditions under the heading “Conditions Precedent to the Closing” herein (the “Initial Draw”), and (2) in an additional principal amount of $5 million less the total amount of Initial Draws on or after the first business day following the entry of the Final Order (the “Final Draw” and together with the Initial Draw, each a “Draw” and collectively the “Draws”), subject to, in each case of the foregoing clauses (1) and (2), (a) no Default or Event of Default having occurred and be continuing as of the date of such Draw, (b) the representations and warranties set forth herein shall be true and correct in all material respects as of the date of such Draw (unless (i) such representation or warranty, by its terms, expressly relates to another date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date or (ii) such representation and/or warranty is already qualified by materiality or Material Adverse Effect or similar language, in which case such representation and warranty shall be true and correct in all respects, as of such date), (c) compliance with the Sale Milestones (as defined herein) as of the date of such Draw.

Requests for Draws by the Debtors shall be honored by the DIP Lender in accordance with the following procedures:

a.     Written Request. Other than with respect to the Initial Draw, the Debtors shall have delivered to the DIP Lender a written request for a Draw at least ten (10) business days prior to the date that the Draw will be transferred to the Debtors. The request shall (i) specify the amount of the Draw, (ii) state the date that the Draw is requested, (iii) provide wiring instructions for the Draw, (iv) certify the Draw is consistent with the categories, amounts and timing of the Approved Budget, and (v) certify that all conditions set forth above with respect to the Draws are and will be satisfied as of the date of the request and the date of the Draw.

b.     Amount. On or after the first business day following entry of the Interim Order, the Debtors shall Draw $1.5 million from the DIP Facility. All other Draws shall be either in the amount of $500,000.00 or in multiples of $500,000.00; provided, however, that the Debtors shall not make more than three Draws following entry of the Final Order.

Documentation	Any documentation in respect of the DIP Facility (collectively, the “Documentation”), including, without limitation, a secured DIP promissory note (the “DIP Note”) and all motions relating thereto, shall be in form and substance reasonably acceptable to the DIP Lender and its counsel; provided that on the Closing Date, this Term Sheet shall govern the terms of the DIP Facility (including, for the avoidance of doubt, the affirmative covenants, negative covenants (including financial covenants) and events of default described herein). Any Documentation shall be consistent with the terms and conditions set forth in the Term Sheet (other than to the extent any additional representations and warranties or covenants are contained in ancillary documentation (including collateral agreements and/or guarantees), which such representations and warranties or covenants shall be reasonably acceptable to the DIP Lender and the Debtors).

Roll-Up Obligations	The DIP Orders shall provide for a deemed roll-up of the $6,536,441.10 of the Debtors’ prepetition secured debt obligations owed to the Prepetition Secured Party (as defined herein) (the “Roll-Up Obligations”), with one-half (1/2) of Roll-Up Obligations being approved in the Interim Order, and the remaining Roll-Up Obligations being approved in the Final Order.
Interest Rates	The principal balance of the DIP Facility (the “Principal Balance”) shall be comprised of the aggregate amounts available under the DIP Facility minus any voluntary, mandatory or other prepayments, other than payments of fees, costs and interest, made to the DIP Lender by or on behalf of the Debtors. Interest shall accrue on the Principal Balance based on the portion of the Principal Balance the Debtors have actually drawn, at a per annum fixed rate of 12%; provided that, after the occurrence and during the continuance of an Event of Default, interest shall accrue at the fixed rate of 2% above the then applicable rate thereof. All interest shall be paid monthly (in arrears on the first day of immediately following month) in kind with such interest added to any credit bid by the DIP Lender in connection the purchase of the Debtors’ assets under a section 363 sale in the Chapter 11 Cases; provided, however, that interest shall be payable on the Maturity Date by wire transfer in the event the Debtors’ assets are not sold to the DIP Lender pursuant to a credit bid in a section 363 sale consummated prior to the Maturity Date. All interest will be calculated using a 360-day year and actual days elapsed.
Fees

Commitment Fee: 2.0% of the Principal Balance, earned and due upon entry of the Interim Order, to be added to the Principal Balance.

Exit Fee: 2.0% of the Principal Balance, earned and due upon occurrence of the Maturity Date, to be added to the Principal Balance.

Maturity Date	The maturity date (“Maturity Date”) shall be the earliest to occur of (i) June 30, 2022; (ii) the closing date following entry of one or more final orders approving the sale of all or substantially all of the assets belonging to the Debtors in the Chapter 11 Cases, (iii) the acceleration of any outstanding DIP Loans following the occurrence of an uncured Event of Default (as defined herein), or (iv) entry of an order by the Bankruptcy Court in the Chapter 11 Cases either (a) dismissing such case or converting such Chapter 11 Case to a case under Chapter 7 of the Bankruptcy Code, or (b) appointing a Chapter 11 trustee or an examiner with enlarged powers relating to the operation of the business of the Debtors (i.e., powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code), in each case without the consent of the DIP Lender. All amounts outstanding under the DIP Facility shall be due and payable in full, and the DIP Commitments thereunder shall terminate, on the Maturity Date.
Closing Date	As used herein, the term “Closing Date” shall mean the date on which each of the conditions specified under the heading “Conditions Precedent to the Closing” below shall have been satisfied (or waived by the DIP Lender). The Closing Date shall occur as promptly as is practical after the entry of the Interim Order by the Bankruptcy Court.

Use of DIP Loan Proceeds

The Debtors will be permitted to use the proceeds of the DIP Facility to fund the operational, employee, and other costs of the Debtors, including, without limitation, payments authorized to be made under “first day” or “second day” orders, and payments related to the working capital and other general corporate purposes of the Debtors, including the payment of professional fees and expenses, and, in each case, consistent with, subject to, and within the categories and limitations contained in, the Approved Budget (as defined herein) (the “Permitted Uses”).

No portion of the proceeds under the DIP Facility or any cash collateral subject to the liens of the Prepetition Secured Party or the DIP Lender may be utilized for the payment of professional fees and disbursements incurred in connection with any challenge to (i) the amount, extent, priority, validity, perfection or enforcement of the indebtedness of the Debtors owing to the Prepetition Secured Party or the DIP Lender, or (ii) liens or security interests in the collateral securing such indebtedness, including challenges to the perfection, priority or validity of the liens granted in favor of the Prepetition Secured Party or the DIP Lender with respect thereto; provided, notwithstanding anything to the contrary herein, no more than an aggregate of $25,000 of the Carve-Out (as defined below) may be used by the official committee of unsecured creditors in the Chapter 11 Cases (the “Committee”) to investigate the matters described in the foregoing clauses (i) and (ii) prior to the date of the hearing to approve the Bankruptcy Sale (as defined below).

Approved Budget	“Approved Budget” shall mean the rolling consolidated 9-week cash flow and financial projections of the Debtors covering the period ending on June 24, 2022, and itemizing on a weekly basis all uses, and anticipated uses, of the DIP Facility, revenues or other payments projected to be received and all expenditures proposed to be made during such period, which shall at all times be in form and substance reasonably satisfactory to the DIP Lender, which Approved Budget may be amended with the consent of the DIP Lender.
Budget – Permitted Variance

The Debtors shall not make or commit to make any payments other than those identified in the Approved Budget. The Debtors shall not permit aggregate expenditures under the Approved Budget to exceed one hundred and fifteen percent (115%) of the total budgeted expenses or aggregate cash receipts under the Approved Budget to be less than eighty-five percent (85%) of the total budgeted cash receipts, in each case calculated on a rolling two-week basis commencing as of the date of commencement of the Chapter 11 Cases (the “Petition Date”), with the first such testing to begin two weeks after the Petition Date.

Subject to the provisions of this Term Sheet, including the subsection entitled “Availability and Draw Procedure”, budgeted expenditures and cash receipts may be paid and received, as applicable, in an earlier or later period in the reasonable discretion of the Debtors, in which event, the Approved Budget shall be deemed so amended for the purpose of calculating variances.

Reporting	After entry of the Interim Order, the Debtors shall provide to the DIP Lender, as soon as available but no later than 5:00 p.m. Eastern Time on the last Friday of the rolling two-week period, a budget variance and reconciliation report setting forth: (i) a comparative reconciliation, on a line-by-line basis, of actual cash receipts and disbursements against the cash receipts and disbursements forecast in the Approved Budget, and (ii) the percentage variance of the aggregate receipts and aggregate disbursements, for (A) the rolling two-week period ended on (and including) the last Sunday of the two-week reporting period and (B) the cumulative period to date and (iii) projections for the following nine weeks, including a rolling cash receipts and disbursements forecast for such period.

Repayment	Except for Mandatory Prepayments (as described below), no repayments of any Draws under the DIP Facility shall be due until the Maturity Date. Upon the Maturity Date, the unpaid Principal Balance, together with all unpaid interest, fees, costs, expenses and any other amounts due under the DIP Facility shall be due and payable immediately in full without demand by the DIP Lender or consent or action by the Bankruptcy Court.
Voluntary Prepayments	The Debtors may voluntarily prepay the Principal Balance at any time without penalty or premium.
Mandatory Prepayments	Except as otherwise provided in the Approved Budget, mandatory repayments of any Draws under the DIP Facility shall be required in an amount equal to (i) 100% of the net sale proceeds from non-ordinary course asset sales of the Collateral (including, without limitation, a sale of all or substantially all of the Debtors' assets), (ii) 100% of the proceeds of the incurrence of any indebtedness other than in the ordinary course of business, (iii) 100% of insurance proceeds received by the Debtors (only in the event that such receipt is an extraordinary receipt that relates to an acquired asset and exceeds $250,000), and (iv) any condemnation proceeds received by the Debtors.
Security/Priority

Subject to the Carve Out (as defined below), all amounts owing by the Debtors under the DIP Facility shall be joint and several as to each Debtor and (a) will be entitled to superpriority claim status pursuant to section 364(c)(1) of the Bankruptcy Code with priority over any or all administrative expense claims of every kind and nature whatsoever, and (b) will be secured by a perfected security interest pursuant to section 364(c)(2), section 364(c)(3) and section 364(d) of the Bankruptcy Code with priority over the security interest securing Debtors’ existing secured credit facilities and other indebtedness (the “Existing Indebtedness”), including the Debtors’ obligations owing to Ault Alliance, Inc. (the “Prepetition Secured Party”) under and in connection with that certain Credit Agreement, dated as of June 28, 2016 (as amended and supplemented, the “Credit Agreement”), pursuant to section 364(d)(1) of the Bankruptcy Code in all of the assets of the Debtors, as further described in the “Collateral” section below.

The relative priority of all amounts owed under the DIP Facility will be subject only to a carve-out for (collectively, the “Carve-out”):

(i)           the costs and administrative expenses permitted to be incurred by any Chapter 7 trustee under Section 726(b) of the Bankruptcy Code pursuant to an order of the Bankruptcy Court following any conversion of the Chapter 11 Cases pursuant to section 1112 of the Bankruptcy Code in an amount not to exceed $25,000;

(ii)         the (a) fees and expenses projected in the Approved Budget and incurred by the Debtors’ professionals or the professionals of the Committee prior to an Event of Default and allowed by the Bankruptcy Court, plus (b) up to $150,000 in the aggregate to pay any allowed fees and expenses incurred by the Debtors’ professionals following occurrence of an Event of Default, plus (c) up to $25,000 in the aggregate to pay any allowed fees and expenses incurred by the Committee following the occurrence of an Event of Default; and

(iii)        the payment of fees pursuant to 28 U.S.C. § 1930.

Nothing herein shall be construed as impairing the ability of any party to object to any fees and expenses of a professional in the Chapter 11 Cases.

All of the liens described herein shall be effective and perfected as of the entry of any DIP Order and without the necessity of the execution of mortgages, security agreements, pledge agreements, financing statements or other agreements.

Separate Cash Accounts

The proceeds of the DIP Facility and all other cash from operation of the Debtors during the period in which the DIP Facility is in place shall be maintained in one or more segregated accounts over which the DIP Lender shall have a Lien as described above.

The Debtors shall also enter into an account control agreement promptly with respect to any account as and when directed by the DIP Lender.

Collateral

All amounts owing by the Debtors under the DIP Facility in respect thereof will be secured by a first priority perfected security interest in and lien on all assets (tangible, intangible, real, personal and mixed) of the Debtors, including, without limitation, any collateral granted in respect of the Credit Agreement, whether now owned or hereafter acquired, including, without limitation, deposit and other accounts, inventory, equipment, receivables, capital stock or other ownership interest in subsidiaries, investment property, instruments, chattel paper, real estate, leasehold interests, contracts, patents, copyrights, trademarks, and other general intangibles, and all products and proceeds thereof, and, upon entry of the Final DIP Order, any proceeds of avoidance actions available to the Debtors’ bankruptcy estates (the “Collateral”), subject only to the Carve-Out. The DIP Lender shall have a first priority lien as described in the "Security/Priority" section herein on all Collateral.

The DIP Facility shall be the joint and several obligation of each Debtor and the DIP Lender may exercise its rights with respect to any asset or grouping of assets, through foreclosure or otherwise. Subject to entry of the Final DIP Order, the Debtors shall waive and the DIP Orders shall prohibit marshalling of any of the Collateral or other interest of the DIP Lender or under any similar theory.

Prepetition Secured Claims/Adequate Protection

The Prepetition Secured Party shall consent to the Debtors’ use of Cash Collateral (as that term is defined in the Bankruptcy Code) of the Prepetition Secured Party for the Permitted Uses. The DIP Orders shall provide as adequate protection to the Prepetition Secured Party for the Debtors’ use of the Prepetition Secured Party’s Cash Collateral the following: (i) cash payments of interest as set forth on the Approved Budget, (ii) current cash reimbursement of actual, reasonable, and documented fees and expenses and other disbursements of the Prepetition Secured Party, incurred in connection with the Chapter 11 Cases, and (iii) replacement liens on accounts receivable generated postpetition and superpriority claims to the extent of diminution in the value of the Prepetition Secured Party’s collateral (excluding diminutions caused by funds used to make payments related to the Credit Agreement), all as more specifically set forth in the DIP Orders. In addition, the Prepetition Secured Party shall receive copies of all reports and other information provided to the DIP Lender.

Subject to entry of the Final Order, the liens and claims of the Prepetition Secured Party shall not be subject to marshalling or sections 551 or 552(b) of the Bankruptcy Code, nor shall the Prepetition Secured Party’s collateral be surcharged pursuant to section 506(c) of the Bankruptcy Code or otherwise, except as otherwise provided herein.

Conditions Precedent to the Closing

The obligations of the DIP Lender to consummate the transactions contemplated herein and to make the DIP Facility available to the Debtors are subject to the satisfaction, in each case in the sole judgment of the DIP Lender, of the following:

•     The Debtors shall have paid all fees and expenses (including reasonable fees and out-of-pocket expenses of counsel) required to be paid to the DIP Lender and/or Prepetition Secured Party on or before the Closing Date.

•     All motions and other documents to be filed with and submitted to the Bankruptcy Court in connection with the DIP Facility and the approval thereof shall comply with the terms of this Term Sheet and be in form and substance reasonably satisfactory to the DIP Lender and/or Prepetition Secured Party.

•     The Interim Order shall be in full force and effect, and shall not have been appealed, reversed, modified, amended, stayed for a period of five (5) business days or longer, vacated or subject to a stay pending appeal, in the case of any modification, amendment or stay pending appeal, in a manner, or relating to a matter, that is or may be materially adverse to the interests of the DIP Lender.

•     The DIP Lender shall have received and approved the Approved Budget.

Conditions Precedent to Each Draw

On the Closing Date and the funding date of each Draw, the following conditions precedent shall have been satisfied:

•     Each of the Interim Order or Final Order, as the case may be, shall be in a form that is acceptable to the DIP Lender in its sole and absolute discretion;

•     The Interim Order or Final Order, as the case may be, shall be in full force and effect, and shall not have been reversed, modified, amended, stayed for a period of five business days or longer, vacated or subject to a stay pending appeal, in the case of any modification, amendment or stay pending appeal, in a manner, or relating to a matter, that is materially adverse to the interests of the DIP Lender;

•     The Debtors’ use of the proceeds is consistent with the Approved Budget;

•     There shall be no uncured Event of Default; and

•     The representations and warranties of the Debtors shall be true and correct immediately prior to, and after giving effect to, funding, as qualified in “Availability and Draw Procedure.”

Representations and Warranties	As set forth on Schedule A.

Affirmative, Negative and Financial Covenants	As set forth on Schedule B.
Sale Milestones

The Debtors shall comply with the following milestones for a sale of substantially all of the Debtors’ assets (a “Bankruptcy Sale”) in the Chapter 11 Cases (the “Sale Milestones”):

•      On or before May 10, 2022 an order, approving bidding procedures and the terms of an auction, on terms and in a form acceptable to DIP Lender, shall have been entered by a Bankruptcy Court;

•      On or before June 8, 2022 an auction in connection with the Bankruptcy Sale shall have occurred;

•      On or before June 16, 2022 an order approving the Bankruptcy Sale to the stalking horse bidder or winner of the auction, as applicable, shall have been entered by a Bankruptcy Court; and

•      On or before June 30, 2022, or such later date as the DIP Lender shall agree in writing, the Bankruptcy Sale shall been consummated.

Events of Default

The occurrence of any one or more of the following shall constitute an “Event of Default”:

(i)          Failure by the Debtors to pay principal, interest or any other amounts provided by this Term Sheet when due;

(ii)         Breach by any Debtor of any of the Covenants set forth on Schedule B hereto;

(iii)         Any representation or warranty made by any Debtor shall prove to have been incorrect in any material respect when made;

(iv)         Without the consent of the DIP Lender, any of the Chapter 11 Cases shall be dismissed or converted to a Chapter 7 case;

(v)         Unless consented to, such relief is granted pursuant to a motion by, the DIP Lender, a Chapter 11 trustee, a responsible officer or an examiner with enlarged powers relating to the operation of the business of the Debtors (i.e., powers beyond those set forth in Sections 1106(a)(3) and (4) of the Bankruptcy Code) shall be appointed in any of the Chapter 11 Cases;

(vi)        Any other superpriority claim or lien which is pari passu with or senior to the claims or liens of the DIP Lender under the DIP Facility shall be granted in any of the Chapter 11 Cases, other than the Carve-Out;

(vii)       Any Debtor shall make any payment on account of any pre-petition indebtedness or payables of a Debtor except as otherwise permitted under the Approved Budget;

(viii)      Subject to exceptions to be agreed upon, the Bankruptcy Court shall enter an order granting relief from the automatic stay to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of any Debtor which have an aggregate value in excess of $100,000 (other than with respect to those Debtors for which the DIP Lender consents to such relief);

(ix)        Any material provision of this Term Sheet or the DIP Orders shall cease to be valid and binding on any Debtor, or any Debtor shall so assert in any pleading filed in any court;

(x)         An order shall be entered amending, modifying or supplementing the DIP Orders without the prior written consent of the DIP Lender;

(xi)        Any judgment in excess of $250,000 (to the extent not paid or fully covered (subject to applicable deductibles) by a reputable and solvent insurance company) as to any post-petition obligation shall be rendered against any Debtor and the enforcement thereof shall not be stayed; or there shall be rendered against any Debtor a non-monetary judgment with respect to a post-petition event which is not stayed and causes or would reasonably be expected to have a Material Adverse Effect on the operations, businesses, properties, assets, or conditions (financial or otherwise) of any Debtor, or on the ability of any Debtor to perform its respective obligations herein or under the DIP Orders;

(xii)      The failure to satisfy any of the Sale Milestones;

(xiii)      The filing of a challenge by the Debtors or supported by the Debtors to the liens or claims of the Prepetition Secured Party based upon the Prepetition Secured Party’s prepetition conduct; and

(xiv)     The filing of a challenge by the Debtors or supported by the Debtors to the liens or claims of the DIP Lender based upon the DIP Lender’s prepetition conduct.

Relief from Stay/Remedies

Upon the occurrence and continuance of an Event of Default beyond the applicable grace period set forth below, the DIP Lender shall be entitled to take all or any of the following actions without further order of or application to the Bankruptcy Court:

(i)     declare the principal of and accrued interest on the outstanding DIP Loans to be immediately due and payable;

(ii)    terminate the DIP Facility;

(iii)   implement the default rate of interest on all outstanding DIP Loans; and

(iv)   take any other action or exercise any other right or remedy (including, without limitation, with respect to the liens in favor of the DIP Lender) permitted under the applicable loan documents, or by applicable law.

Any automatic stay otherwise applicable to the DIP Lender shall be modified so that upon the occurrence of an Event of Default and upon five (5) business days’ prior written notice of such occurrence (a “Termination Notice”), in each case given to the Debtors, counsel to the Committee appointed in these proceedings (if any), and the U.S. Trustee, the DIP Lender shall be entitled to exercise customary remedies including, without limitation, the right to realize on all Collateral and the right to exercise any remedy available under applicable law, in each case without obtaining any further relief or order of the Bankruptcy Court unless, within such five (5) business day period, the Bankruptcy Court has entered an order to the contrary. Consistent with the foregoing sentence, section 362 relief from the stay in favor of the DIP Lender shall be embodied in any order approving the DIP Facility and the use of cash collateral.

Bankruptcy Court Filings	As soon as practicable in advance of filing with the Bankruptcy Court, Debtors shall furnish to the DIP Lender (i) the motion seeking approval of and proposed form of the DIP Orders, which motion shall be in form and substance reasonably satisfactory to the DIP Lender; (ii) as applicable, any motions seeking approval of bidding procedures and any 363 sale, and the proposed forms of orders related thereto, which shall be in form and substance reasonably satisfactory to the DIP Lender; and (iii) any motion and proposed form of order filed with the Bankruptcy Court relating to any management equity plan, incentive, retention or severance plan, and/or the assumption, rejection, modification or amendment of any material contract (each of which must be in form and substance reasonably satisfactory to the DIP Lender).
Indemnifications	The Debtors shall jointly and severally provide customary indemnifications for the DIP Lender and its representatives.
Governing Law	All documentation in connection with the DIP Facility shall be governed by the laws of the State of New York, subject to applicable bankruptcy laws.

[Signature Page(s) to Follow]

IN WITNESS WHEREOF, the parties hereto have executed and agree to be bound by the terms set forth in this Term Sheet or caused the same to be executed by their respective duly authorized officers as of the day and year first above written.

BORROWERS:

EYP GROUP HOLDINGS, INC.,
a Delaware corporation

By:
Name: Kefalari Mason
Title: Authorized Officer

EYP HOLDINGS, INC.,
a Delaware corporation

By:
Name: Kefalari Mason
Title: Authorized Officer

EYP, INC.,
a Massachusetts corporation

By:
Name: Kefalari Mason
Title: Authorized Officer

EYP ARCHITECTURE & ENGINEERING, P.C.,
a New York professional corporation

By:
Name: Kefalari Mason
Title: Authorized Officer

[Signature page to Term Sheet]

EYP ARCHITECTURE & ENGINEERING OF CT, INC.,
a Connecticut corporation

By:
Name: Kefalari Mason
Title: Authorized Officer

EYP ARCHITECTURE & ENGINEERING OF NJ, INC.,
a New Jersey corporation

By:
Name: Kefalari Mason
Title: Authorized Officer

EYPAE, INC.,
a Massachusetts corporation

By:
Name: Kefalari Mason
Title: Authorized Officer

WHR ARCHITECTURE, PC,
a Texas professional corporation

By:
Name: Kefalari Mason
Title: Authorized Officer

WHR DESIGN, P.C.,
a Texas professional corporation

By:
Name: Kefalari Mason
Title: Authorized Officer

[Signature page to Term Sheet]

DIP LENDER:	AULT ALLIANCE, INC.,
as DIP Lender

By:
Name: Christopher Wu
Title: President

PREPETITION SECURED:
PARTY	AULT ALLIANCE, INC.,
as Prepetition Secured Party

By:
Name: Christopher Wu
Title: President

[Signature page to Term Sheet]

Schedule A

Representations and Warranties

In order to induce the DIP Lender to enter into this Term Sheet, to make the DIP Facility available to the Debtors, and to advance the Draws, the Debtors, jointly and severally, represent and warrant as of the date hereof, the Closing Date, and the date of each Draw as follows:

1.       Due Organization. Except as set forth on Schedule A-1, each of the Debtors are duly formed and/or organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of their jurisdictions of incorporation or formation.

2.       Due Authorization.

a.       Upon entry of the Interim Order, the execution and delivery of the Term Sheet and the performance by each of the Debtors of such Debtor’s obligations under the Term Sheet, any Documentation, or the DIP Orders (i) are within its corporate or limited liability company (or equivalent) powers, (ii) have been duly authorized by all necessary corporate or limited liability company (or equivalent) action of such Debtor, (iii) have received all necessary bankruptcy, insolvency or governmental approvals, (iv) do not contravene or conflict with any provisions of such Debtor’s corporate charter or by-laws or limited liability company agreement (or equivalent organizational documents), and (v) do not materially contravene or materially conflict with any provisions of applicable material law or of any material agreements binding upon or applicable to such Debtor or any of its properties;

b.       The Chapter 11 Cases of each Debtor have been duly authorized by all corporate or limited liability company (or equivalent) action of such Debtor.

3.       Binding Obligations. Upon entry of the Interim Order, this Term Sheet and other Documentation shall constitute the legal, valid and binding obligations, enforceable against each of the Debtors in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, including the entry of the Interim Order and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

4.       Title to Assets. With respect to its real and personal property, if any, each of the Debtors (i) is the sole owner and has good, valid and marketable title to, or a valid leasehold interest in, all of its respective properties and assets, whether personal or real, subject to no transfer restrictions or liens of any kind other than Permitted Liens, and (ii) is in compliance in all material respects with each contract or lease to which it is a party or otherwise bound (other than contracts or leases which will be rejected in the Chapter 11 Cases).

5.       Existing Indebtedness; Investments, Guarantees and Certain Contracts. Except as contemplated by the Term Sheet, the Debtors (i) do not have Indebtedness secured by any mortgage, pledge, security, lien or conditional sale or other title retention agreement to which any property or asset owned or held by such Debtor is subject except for such Indebtedness that gives rise to the Permitted Liens, or (ii) have not directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted or sold with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire any Indebtedness.

6.       Licenses and Permits; Labor. Each of the Debtors is in compliance with and has all material Permits and Intellectual Property necessary or required by applicable law or Governmental Authority for the operation of each of the Debtor’s businesses. All of the foregoing are in full force and effect. None of the Debtors is (i) in breach of or default under the provisions of any of the foregoing, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which, if not remedied within any applicable grace or cure period would reasonably be likely to have a Material Adverse Effect, (ii) a party to or subject to any agreement, instrument or restriction that is so unusual or burdensome that it might be deemed to result in a Material Adverse Effect on the operation of the Debtor’s businesses, and/or (iii) involved in any labor dispute, strike, walkout or union organization which, if determined adversely, would reasonably be likely to have a Material Adverse Effect.

7.       Disclosure. To the best of each of the Debtors’ knowledge, no written statement furnished by any of the Debtors to the DIP Lender in accordance with the terms of this Term Sheet and other Documentation, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of all of the circumstances under which they were made.

8.       Perfected Liens. Upon entry of the Interim Order, the liens granted to the DIP Lender in accordance with the Term Sheet, the Documentation and the Interim Order will at all times be fully perfected liens in and to the Collateral described therein, subject, as to priority, only to liens permitted to have such priority under the Interim Order.

9.       Other Agreements. None of the Debtors is (i) a party to any judgment, order or decree or any agreement, document or instrument, or subject to any restriction, which would affect its ability to execute and deliver, or perform under, the Term Sheet or any Documentation (other than restrictions the enforcement of which are stayed by virtue of the filing of the Chapter 11 Cases or the DIP Orders), or (ii) in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any agreement, document or instrument to which it is a party or to which any of its properties or assets are subject, the enforcement of which default is not stayed by virtue of the filing of the Chapter 11 Cases, and, if not remedied within any applicable grace or cure period would reasonably be likely to have a Material Adverse Effect, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default (other than conflicts, breaches, defaults or events of default, the enforcement of which are stayed by virtue of the filing of the Chapter 11 Cases) under any of the foregoing, which, if not remedied within any applicable grace or cure period, would reasonably be likely to have a Material Adverse Effect.

10.      No Litigation. Except for proceedings in the Chapter 11 Cases, no action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of the Debtors, threatened in writing against any that challenges the rights or powers of the Debtors to enter into or perform any of their obligations under the Term Sheet, any Documentation, or the DIP Orders, or the validity or enforceability of the Term Sheet, the Documentation, or the DIP Orders or any action taken thereunder.

11.      Compliance with Laws. To the best of each of the Debtor’s knowledge, without investigation, such Debtor (i) is in compliance with all laws, statutes, rules, regulations, ordinances and tariffs of any Governmental Authority applicable to each Debtor and/or each Debtor’s business, assets or operations, including, without limitation, the Worker Adjustment and Retraining Notification Act or similar state law and ERISA, and (ii) is not in violation of any order of any Governmental Authority or other board or tribunal, except where noncompliance or violation could not reasonably be expected to have a Material Adverse Effect. There is no event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in any noncompliance with, or any violation of, any of the foregoing, in each case except where noncompliance or violation could not reasonably be expected to have a Material Adverse Effect. None of the Debtors has received any notice that such Debtor is not in compliance in any respect with any of the requirements of the foregoing, except as would not reasonably be expected to have a Material Adverse Effect. None of the Debtors has (a) engaged in any Prohibited Transactions as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, (b) failed to meet any applicable minimum funding requirements under Section 302 of ERISA in respect of its plans and no funding requirements have been postponed or delayed, (c) any actual knowledge of any amounts due but unpaid to the Pension Benefit Guaranty Corporation, or of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any of the employee benefit plans other than amounts due relating to USI defined benefits pension filings which currently are not in compliance, but shall be in compliance no later than sixty (60) days from the Closing Date, (d) any fiduciary responsibility under ERISA for investments with respect to any plan existing for the benefit of Persons other than its employees or former employees, or (e) withdrawn, completely or partially, from any multi-employer pension plans so as to incur liability under the MultiEmployer Pension Plan Amendments of 1980. With respect to each of the Debtors, there exists no event described in Section 4043 of ERISA, excluding Subsections 4043(b)(2) and 4043(b)(3) thereof, for which the thirty (30) day notice period contained in 12 C.F.R. § 2615.3 has not been waived.

12.       OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. None of the Debtors is in violation of any Sanctions. None of Debtors nor, to the knowledge of any Debtor, any director, officer, employee, or agent of such Debtor (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of the Debtors has, to the extent applicable to their business activities, implemented and maintains in effect policies and procedures designed to ensure compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Debtors, and to the knowledge of each Debtor, without investigation, each director, officer, employee, and agent of each of the Debtors, is in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of any funding hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person.

13.       Margin Stock. None of the Debtors own any Margin Stock or is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to the Debtors will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors. None of the Debtors expects to acquire any Margin Stock.

14.       Investment Company Act. None of the Debtors is required to register as an “investment company” or a company “controlled” by an “investment company” or a “principal underwriter” of an “investment company” as such terms are defined in the Investment Company Act of 1940.

15.       Material Adverse Effect. Since the Petition Date, there has been no event or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

16.       Payment of Taxes. The Debtors have filed (or obtained extensions to file) all federal, state and other tax returns and reports required to be filed, and have paid all federal, state and other taxes, assessments, fees and other governmental charges levied or imposed by a governmental authority upon them or their properties, income or assets otherwise due and payable other than those (i) not yet delinquent or are being contested in good faith by appropriate proceedings, (ii) taxes the nonpayment of which is permitted or required by the Bankruptcy Code, or (iii) taxes allocable to the locations operated by the Debtors for which the Debtors have agreed to pay under any master lease pertaining to such locations or any sub-leases related thereto.

17.       Use of Proceeds. The proceeds of the DIP Facility received by the Debtors have been and shall be used exclusively in accordance with the terms set forth in the Term Sheet under the heading “Use of DIP Proceeds”.

18.       Non-Subordination; Lien and Claim Priority.

a.       The Debtors’ obligations under the Term Sheet, any Documentation, or the DIP Orders are not subordinated in any way to any other Indebtedness of the Debtors or to the rights of any other Person, except for the amounts secured by Tax Liens.

b.       Pursuant to the DIP Orders, all of the Debtors’ obligations under the Term Sheet, any Documentation, or the DIP Orders shall constitute allowed Superpriority Administrative Claims in accordance with Bankruptcy Code § 364(c)(1).

c.       The security interests granted in this Term Sheet and other Documentation will, pursuant to the DIP Orders, be senior in priority to all other interests and liens with respect to the Collateral, except for the Tax Liens.

19.       Compliance with DIP Orders; No Default. Each of the Debtors is in compliance with the terms, conditions, and obligations set forth in the DIP Orders and there does not exist any Default or Event of Default under either DIP Order, this Term Sheet or other Documentation.

Schedule B

Affirmative, Negative and Financial Covenants

Each of the Debtors covenants and agrees that, until all borrowings under the DIP Facility are paid in full and the commitments thereunder are terminated:

1.       Inspection. Upon reasonable request of the DIP Lender, the Debtors will permit any officer, employee, attorney or accountant or agent of the DIP Lender to audit, review, make extracts from or copy, at the Debtors’ expense, any and all corporate and financial and other books and records of the Debtors during ordinary business hours and, in the absence of an Event of Default, upon reasonable advance notice and to discuss the Debtors’ affairs with any of their directors, officers, employees, attorneys, or accountants. Upon reasonable request of the DIP Lender, the Debtors will permit the DIP Lender, or any of its officers, employees, accountants, attorneys or agents, to examine and inspect any Collateral or any other property of the Debtors at any time during ordinary business hours and, in the absence of an Event of Default, upon reasonable prior notice. Notwithstanding anything in this Paragraph 1 (Inspection), none of the Debtors will be required to disclose information to the DIP Lender (or any agent or representative thereof) that is prohibited by applicable law, subject to confidentiality restrictions or is subject to attorney-client or similar privilege or constitutes attorney work product.

2.       Compliance with Legal and Other Obligations. Each of the Debtors shall (i) comply in all material respects with all material laws, statutes, rules, regulations, ordinances and tariffs of all Governmental Authorities applicable to them or their business, assets or operations, except where such compliance is excused pursuant to the Bankruptcy Code or an order of the Bankruptcy Court or except as any failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) perform in accordance with its terms each contract, agreement or other arrangement to which it is a party or by which a Debtor or any of the Debtors’ properties or assets is bound, except where the failure to comply, pay or perform could not reasonably be expected to have a Material Adverse Effect or where the rights of a Person for non-payment or performance by a Debtor would be stayed by the filing of the Chapter 11 Cases, and (iii) maintain and comply with all material Permits necessary to conduct their business and comply in all material respects with any new or additional requirements that may be imposed on the Debtors or their business.

3.       Maintenance of Properties. Each the Debtors will keep and maintain the Collateral and all of its other properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted) other than to the extent contemplated by the Approved Budget or the DIP Orders.

4.       Insurance. Each of the Debtors will maintain insurance with respect to the Collateral, covering liabilities, losses or damages as are customarily are insured against by other Persons engaged in same or similar businesses and similarly situated and located. All such policies of insurance shall be with financially sound and reputable insurance companies (including self-funded insurance programs and captive insurers) reasonably acceptable to DIP Lender and in such amounts as are carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to the DIP Lender. Except as otherwise provided in the Term Sheet, all property insurance policies covering the Collateral are to be made payable to DIP Lender in case of loss, pursuant to a standard loss payable endorsement with a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as DIP Lender may reasonably require to fully protect the DIP Lender’s interest in the Collateral and to any payments to be made under such policies. If any Debtor fails to maintain such insurance, the DIP Lender may arrange for such insurance, but at such Debtor’s expense and without any responsibility on DIP Lender’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the DIP Lender shall have the sole right to file claims under any property and general liability insurance policies with respect to the Collateral, to receive, receipt and give acquaintance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

5.       Use of Proceeds. The Debtors shall use the proceeds from the DIP Facility only for the purposes set forth under the heading “Use of Proceeds” in the Term Sheet.

6.       Conduct of Business and Maintenance of Existence and Assets. Each of the Debtors shall (i) conduct its business in accordance with good business practices customary to the industry, (ii) engage principally in the same or similar lines of business substantially as heretofore conducted, (iii) collect its Accounts in the ordinary course of business, (iv) maintain all of its material properties, assets and equipment used or useful in their business in good repair, working order and condition (normal wear and tear excepted and except as may be disposed of in the ordinary course of business and in accordance with the Term Sheet or other Documentation and otherwise as determined by the Debtors using commercially reasonable business judgment), (v) from time to time make all necessary or desirable repairs, renewals and replacements thereof, as determined by such Debtor using commercially reasonable business judgment, and (vi) maintain and keep in full force and effect their existence and all material Permits and qualifications to do business and good standing in each jurisdiction in which the ownership or lease of property or the nature of their business makes such Permits or qualification necessary and in which failure to maintain such Permits or qualification could reasonably be likely to have a Material Adverse Effect.

7.       Further Assurances; Post Closing. At the Debtors’ cost and expense, each of the Debtors shall take such further actions, obtain such consents and approvals and duly execute and deliver such further agreements, assignments, instructions or documents as DIP Lender may reasonably request with respect to the purposes, terms and conditions of the Term Sheet and the consummation of the transactions contemplated thereby.

8.       Taxes and Other Charges.

a.       Each of the Debtors will pay or discharge, when due, (i) all material taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties of the Debtors (including, without limitation, the Collateral) or upon or against the creation, perfection or continuance of the security interest, prior to the date on which penalties attach thereto, except in each case (a) where the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Debtors, (b) taxes the nonpayment of which is permitted or required by the Bankruptcy Code, this Term Sheet, or other Documentation, or (c) taxes allocable to the locations operated by the Debtors for which the Debtors have agreed to pay under any master lease pertaining to such locations or any sub-leases related thereto and (ii) all federal, state and local taxes required to be withheld by them.

b.       Each of the Debtors shall promptly, and in any event within five (5) business days after any authorized officer of such Debtor obtains knowledge thereof, notify DIP Lender in writing of any oral or written communication from the Internal Revenue Service or otherwise with respect to any (i) tax investigations relating to a Debtor directly, or relating to any consolidated tax return which was filed on behalf of such Debtor, (ii) notices of tax assessment or possible tax assessment, or (iii) years that are designated open pending tax examination or audit.

c.       All payments and reimbursements to DIP Lender made under the Term Sheet shall be free and clear of and without deduction for all taxes, levies, imposts, deductions, assessments, charges or withholdings, and all liabilities with respect thereto of any nature whatsoever, excluding taxes to the extent imposed on DIP Lender’s net income.

9.       Waiver of Claims Against DIP Lender and Prepetition Secured Party. The DIP Orders shall prohibit and the Debtors shall waive the claims arising under Bankruptcy Code section 506(c) against the DIP Lender and the Prepetition Secured Party or the commencement of other actions adverse to the DIP Lender and the Prepetition Secured Party or their rights and remedies under the DIP Facility or Credit Agreement, as applicable;

10.       Compliance with Approved Budget. Each of the Debtors shall comply with the Approved Budget (subject to the Permitted Variances).

11.       Financial Reporting and Other Information. Each of the Debtors shall (i) file with the Bankruptcy Court and furnish to DIP Lender all operational and other reports as and when required by the Bankruptcy Code and Bankruptcy Rules, (ii) comply with the reporting requirements set forth under the heading “Reporting” in the Term Sheet, (iii) provide access to the DIP Lender for information (including historical information), including, without limitation, regularly scheduled meetings with the Debtors and their advisors; and (iv) provide such additional information, documents, statements, reports and other materials as DIP Lender may reasonably request from a credit or security perspective or otherwise from time to time.

12.       Payment of Obligations and Indebtedness.

a.       The Debtors shall satisfy in full all of their obligations under the Term Sheet, any Documentation, or the DIP Orders by or on by the Maturity Date.

b.       Except as otherwise prescribed in the Term Sheet, or to the extent excused pursuant to the Bankruptcy Code, each of the Debtors shall pay, discharge or otherwise satisfy to the extent provided in the Approved Budget at or before the Maturity Date (subject to applicable grace periods and, in the case of trade payables, to ordinary course payment practices) all of their material obligations and liabilities, except when the amount or validity thereof is being contested in good faith by appropriate proceedings, and such reserves as DIP Lender may deem proper and necessary in its reasonable discretion shall have been made.

13.       Compliance with Sale Milestones. The Debtors shall comply with Sale Milestones set forth under the heading “Sale Milestones” in the Term Sheet.

14.       Bankruptcy Pleadings. The Debtors shall deliver to the DIP Lender as soon as practicable in advance of filing with the Bankruptcy Court the Interim Order and the Final Order (which must be in form and substance reasonably satisfactory to the DIP Lender), all other proposed orders and pleadings related to the DIP Facility (which must be in form and substance reasonably satisfactory to the DIP Lender), any plan of reorganization or liquidation, and/or any disclosure statement related to such plan.

Each of the Debtors covenants and agrees that, until all borrowings under the DIP Facility are paid in full and the commitments thereunder are terminated:

1.       Permitted Liens.

a.       The Debtors shall not create or permit to exist any liens or encumbrances on any assets, other than liens securing the DIP Facility and any Permitted Liens and other liens described under the heading “Priority” in the Term Sheet.

b.       The Debtors shall not create or permit to exist any other superpriority claim which is pari passu with or senior to the claims of the DIP Lender with respect to the DIP Facility, except for the Carve-Out and liens of the DIP Lender.

2.       Disposition of Assets. The Debtors shall not dispose of any assets (including, without limitation, any sale and leaseback transaction and any disposition under Bankruptcy Code section 363 or otherwise without Bankruptcy Court approval) out of the ordinary course of business or in excess of $250,000.

3.       Organizational Documents; Fiscal Year; Name; Jurisdiction of Organization; Use of Proceeds. The Debtors shall not (i) amend, modify, restate or change their respective certificates or articles of organization in a manner that would be adverse to DIP Lender in any material respect, (ii) amend, modify, restate or change in any material manner the nature and type of its business or the manner in which such business is conducted, (iii) change their fiscal year, (iv) change their name or change its jurisdiction of organization, (v) amend, alter or suspend or terminate or make provisional in any material way any Permit without the prior written consent of DIP Lender, which consent shall not be unreasonably withheld, or (v) use any proceeds of the DIP Facility for “purchasing” or “carrying” “margin stock” as defined in Regulations U, T or X of the Board of Governors of the Federal Reserve System.

4.       Modifications to Material Documents; Payments of Obligations. None of the Debtors shall consent to any amendment, supplement or other modification of any of the terms or provisions contained in, or applicable to (i) the DIP Orders, or (ii) the stalking horse asset purchase agreement for the Bankruptcy Sale without the DIP Lender's consent, except, in the case of this clause (ii), where such amendment, supplement or other modification is not materially adverse to the interests of the DIP Lender or Prepetition Secured Party. Except for (A) payments authorized to be made under “first day” or “second day” orders entered by the Bankruptcy Court and identified in the Approved Budget, subject to Permitted Variances, and (B) payments permitted by the Interim Order and the Approved Budget, subject to Permitted Variances, no Debtor shall make any payment in respect of, or repurchase, redeem, retire or defease any, Indebtedness arising prior to the Petition Date.

5.       Filing of Motions and Applications. None of the Debtors shall, without the prior written consent of the DIP Lender, apply to the Bankruptcy Court for authority to (a) take any action that is prohibited by the terms of the Term Sheet or other Documentation, (b) refrain from taking any action that is required to be taken by the terms of the Term Sheet, other Documentation, or the DIP Orders, or (c) seek or consent to any amendment, supplement, or any other modification of the DIP Orders.

6.       Financial Covenant. None of the Debtors shall pay any amounts not within the Approved Budget (subject to the Permitted Variances) without the DIP Lender's consent.

7.       Claims Against DIP Lender. None of the Debtors shall assert any right of subrogation or contribution against the DIP Lender until all borrowings under the DIP Facility are paid in full and the commitments thereunder are terminated.

Schedule C

Defined Terms

All capitalized terms in the Term Sheet or related schedules shall have the meaning ascribed to such terms therein unless otherwise defined below:

“Accounts” shall mean all “accounts” (as defined in the UCC) of each of the Debtors (or, if referring to another Person, of such other Person), including, without limitation, accounts, accounts receivable, monies due or to become due, and obligations in any form (whether arising in connection with contracts, contract rights, Instruments, General Intangibles or Chattel Paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time as applied by nationally recognized accounting firms.

“Governmental Authority” shall mean any federal, state, provincial, local, municipal, foreign, multinational, international or other (a) government, (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), or (c) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitration tribunal or stock exchange.

“Indebtedness” of any Person shall mean, without duplication, (a) all items which, in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of the balance sheet of such Person as of the date as of which Indebtedness is to be determined, including any lease which, in accordance with GAAP would constitute Indebtedness, (b) all indebtedness secured by any mortgage, pledge, security, Lien or conditional sale or other title retention agreement to which any property or asset owned or held by such Person is subject, whether or not the indebtedness secured thereby shall have been assumed, (c) all indebtedness of others which such Person has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted or sold with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, stock, equity or other ownership interest purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable.

“Intellectual Property” shall mean all present and future: trade secrets, know-how and other proprietary information; trademarks, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing), indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); patents; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Margin Stock” shall have the definition ascribed to such term as in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” shall mean a material adverse effect on (i) the operations, business, assets, properties or financial condition of the Debtors taken as a whole, (ii) the ability of the Debtors to perform payment or other material obligations under the Term Sheet or other Documentation and related to the DIP Facility, (iii) the legality, validity or enforceability of this Term Sheet and other Documentation taken as a whole, (iv) the rights and remedies of the DIP Lender under this Term Sheet or other Documentation, or (v) the validity, perfection or priority of a lien in favor of the DIP Lender on any of the Collateral; provided, however that “Material Adverse Effect” shall expressly exclude any change, event or occurrence, arising individually or in the aggregate, from events that could reasonably be expected to result from the filing or commencement of the Chapter 11 Cases or the announcement of the filing or commencement of the Chapter 11 Cases.

“Permits” shall mean permits, licenses, registrations, certificates, certificates of occupancy, accounts, approvals, consents, clearances and other similar documents and authorizations issued by any Governmental Authority.

“Permitted Liens” shall mean (a) liens in favor of the DIP Lender as contemplated by the Term Sheet, (b) liens provided to the Prepetition Secured Party pursuant to the Credit Agreement and related documents, (c) liens for taxes or assessments or other governmental charges (i) not yet due and payable, (ii) that are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, or (iii) the nonpayment of which is permitted or required by the Bankruptcy Code; (d) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding liens under ERISA); (e) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Debtor is a party as lessee made in the ordinary course of business; (f) carriers’, warehousemen’s, suppliers’ or other similar possessory liens arising in the ordinary course of business; (g) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Debtor is a party; (h) zoning restrictions, easements, licenses, or other restrictions on the use of any real estate or other minor irregularities in title (including leasehold title) thereto so long as the same do not materially impair the use, value, or marketability of such real estate; (i) liens existing on the Petition Date (to the extent valid, enforceable, perfected and not subject to avoidance as of the Petition Date or perfected after the Petition Date pursuant to section 546(b) of the Bankruptcy Code); (j) to the extent constituting liens, liens on goods delivered to any Debtor after the Petition Date under any consignment or similar title retention agreements; (k) any adequate protection liens permitted under the DIP Orders; (l) liens arising in favor of utility providers in any adequate assurance deposits arising under an order approved by the Bankruptcy Court; (m) rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business; and (n) other liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $100,000.

“Persons” shall mean natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Sanctioned Entity” shall mean (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a Person resident in or determined to be resident in a country, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by The Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”).

“Sanctioned Person” shall mean, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Entity, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

“Sanctions” shall mean, individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, or (b) any other Governmental Entity with jurisdiction over any of the Debtors.

“Tax Lien” shall mean any and all current and future liens against the Debtors’ properties or assets for real estate taxes or tangible personal property taxes.